Stradley Ronon Stevens & Young, LLP

2005 Market Street

Suite 2600

Philadelphia, PA 19103

Telephone 215.564.8000

Fax 215.564.8120

www.stradley.com

August 9, 2021

Board of Trustees

James Alpha Funds Trust

515 Madison Avenue

New York, New York 10022

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to James Alpha Funds Trust (“JAFT”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), each series of JAFT identified on Exhibit A hereto (each an “Acquiring Fund”) will assume the assets and liabilities of the corresponding series of Saratoga Advantage Trust, also identified on Exhibit A hereto (each an “Acquired Fund”), in exchange for shares of the corresponding Acquiring Fund, as set forth on Exhibit A (each, a “Reorganization” and collectively, the “Reorganizations”). The purpose of the Registration Statement is to register shares to be issued by each Acquiring Fund in connection with the Reorganizations.

We have reviewed the Amended and Restated Agreement and Declaration of Trust (“Trust Agreement”), and By-Laws of JAFT, resolutions adopted by JAFT in connection with the Reorganizations, the form of Agreement, which has been approved by JAFT’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We have assumed the following for purposes of this opinion:

1.	The shares of an Acquiring Fund will be issued as contemplated by the Registration Statement.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

A Pennsylvania Limited Liability Partnership

2.       The shares of each Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

On the basis of and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to the corresponding Acquired Fund shareholders as provided in the Registration Statement and the Agreement are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Agreement will be validly issued, fully paid, and non-assessable by JAFT.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of JAFT shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of assets belonging to the Acquiring Fund (or allocable to the applicable Class, as defined in the Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund or such Class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Acquiring Fund or the applicable Class of the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stradley Ronon Stevens & Young, LLP

EXHIBIT A

TARGET FUNDS	CORRESPONDING ACQUIRING FUNDS
Snow Capital Small Cap Value Fund Class A reorganizing into acquiring fund Class A Class C reorganizing into acquiring fund Class C Institutional Class reorganizing into acquiring fund Class I	Easterly Snow Small Cap Value Fund Class A Class C Class I
Snow Capital Long/Short Opportunity Fund Class A reorganizing into acquiring fund Class A Class C reorganizing into acquiring fund Class C Institutional Class reorganizing into acquiring fund Class I	Easterly Snow Long/Short Opportunity Fund Class A Class C Class I